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                                                                  EXHIBIT 10(29)

                             EMPLOYMENT AGREEMENT

This Agreement is made this 28th day of April, 1998 between TOWER AIR, INC., whose headquarters is located at Hangar 17, JFK International Airport, Jamaica, New York 11043 (hereinafter referred to as the "Company") and NATHAN NELSON, whose residence is located at 1020 Fordham Lane, Woodmere, New York 11598 (hereinafter referred to as "Nelson").

        1. The Company agrees to employ Nelson and Nelson agrees to be employed by the Company on a full-time basis, as follows:

            a. Effective May 11, 1998, (the "effective date") Nelson will serve as CFO/Treasurer.
            b. The employment contract will be for a period of 2 years from the effective date and may be extended by mutual agreement if approved by the Company.

        2. Nelson shall have and exercise authority and perform duties and responsibilities consistent with his title in connection with the following areas of responsibility: finance, revenue accounting and other areas related to Tower as may be directed by the President of the Company.

        3. Nelson shall report and be responsible directly to the President of the Company. He will liaise with other Company officials, directors, employees and agents whenever necessary or appropriate.

        4. For services performed at CFO/Treasurer, Nelson will be compensated at the rate of $175,000 per year payable in accordance with usual Company procedures and practices.

        5. Nelson will participate in all Company benefits available for the office he holds, including the executive incentive plan, the medical plan and 401k program. He will also be entitled to vacation time as well as addition days due to any religious observance days and pass privileges available to Company officers.

        6. Effective the first day of the first month following six months of employment, from the effective date, Nelson will be issued options to purchase 5,000 shares of the common stock of the Company exerciseable in accordance with all applicable laws and regulations at the closing purchase price of such shares on the date the options are issued.

        7. On Nelson's first anniversary date of the effective date of employment, Nelson will be issued options to purchase 5,000 shares of the common stock of the Company exerciseable in accordance with all applicable laws and regulations at the closing purchase price of such shares on the first anniversary of the effective date of the employment contract. All such options mentioned in (6) above and this paragraph (7) are subject to approval by the Board of Directors and the Shareholders of Tower Air, Inc.


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        8.  Nelson shall be eligible for any merit and/or executive bonus compensation when deemed appropriate and approved by Tower's Board of Directors after the first anniversary of the effective date of employment.

        9. During his employment as CFO/Treasurer, Nelson's employment may be terminated by the Company without any breach of this agreement under the circumstances set forth below, 9a, 9b and 9c:

            (a) Death or Disability. (i) Nelson's employment hereunder shall automatically terminate upon the death of Nelson. (ii) If, as a result of Nelson's physical or mental incapacity, causing Nelson to be absent from his duties for any four (4) consecutive months, his employment may be terminated.
            (b) Cause. The Company may terminate Nelson's employment at any time for Cause. For this agreement "cause" shall be defined as willful failure to follow instructions of a significant nature, any act constituting material dishonesty, misfeasance or malfeasance or conduct that is criminal, fraudulent or grossly negligent.
            (c) If, in the unlikely event, Nelson's employment as CFO/Treasurer is terminated by the Company for reasons other than cause, the Company will pay Nelson six month's salary as severance pay. Nelson will be entitled to no payments or benefits or compensation if the termination of his employment is for cause.

       10. Nelson agrees that for a period of one year following his voluntary termination of his employment with the Company, he will not perform services for any person or company engaged in a business which competes directly with the Company in the U.S.-Tel Aviv market.

       11. The parties agree that regardless of where executed this Agreement shall be construed in accordance with the laws of the State of New York, U.S.A. (without regard to the conflict of laws provisions of such laws), that any disputes against the Company arising hereunder shall be litigated solely in the state or federal courts located in the State of New York and that neither party will object to the jurisdiction or venue of such courts.

       12. The terms of this Agreement are severable and if any provision hereof is found by a competent court not to be enforceable, all other provisions hereof shall remain in effect and construed to give maximum effect to the overall intent of the parties.

       13. This Agreement contains the entire understanding of the parties and supersedes any other previous oral or written agreements made by the parties. This Agreement may not be changed orally, but only in writing signed by both parties.

       14. The terms of this Agreement shall be kept confidential by both parties, except as may be required by law.


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


/s/  Nathan Nelson                           /s/  Terry V. Hallcom
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NATHAN NELSON                                TERRY V. HALLCOM
                                             PRESIDENT/
                                             EXECUTIVE VICE PRESIDENT-OPERATIONS